Exhibit (n)(1)

CONSENT OF COUNSEL

We consent to the reference to our firm under the headings “Legal Matters” in the Pre-effective Amendment No. 3 to the Registration Statement on Form N-2 of Poliwogg Regenerative Medicine Fund, Inc., as filed with the Securities and Exchange Commission on or about November 13, 2014.

/s/ Paul Hastings LLP

Paul Hastings LLP

November 13, 2014